Exhibit 99.1

Marchex Renews Search Marketing Distribution Relationship with Yahoo!

SEATTLE, WA—August 9, 2007—Marchex, Inc. (NASDAQ: MCHX, MCHXP), a local online advertising company and leading publisher of local content, today announced that it has renewed a multi-year agreement in which Yahoo! will continue to deliver its sponsored search results to Marchex’s network of local and vertical Web sites. Marchex’s network reached approximately 31 million unique visitors in June 2007.*

“Marchex is one of our trusted partners and continuing our relationship with them is consistent with our goal to create the leading advertising marketplace,” said Hilary Schneider, Executive Vice President of the Local Markets and Commerce Division and the Yahoo! Publisher Network Division at Yahoo! “Marchex’s network of Web sites effectively extends our advertisers’ reach and provides them unique local and vertical targeting opportunities across a broad base of categories.”

“Yahoo!’s scale, broad advertiser base and robust platform enable Marchex to deliver relevant advertisements across our expanding network of local and vertical Web sites,” said John Keister, Marchex President and Chief Operating Officer. “Yahoo! has been an important partner for Marchex and will be key to our strategy moving forward as we continue to grow the traffic on our network, build out our local content and create new targeted opportunities for advertisers.”

Marchex separately announced today that it has named Internet veteran Bill Day as Chief Media Officer, effective immediately. Day, the co-founder and former CEO of About.com, will oversee Marchex’s media strategies, including the online content, consumer-facing initiatives and related advertising opportunities.

About Marchex, Inc.

Marchex (www.marchex.com) is a local online advertising company and leading publisher of local content. Marchex’s innovative advertising platform delivers search marketing products and services for local and national advertisers. Marchex’s local content network, one of the largest online, helps consumers make better, more informed local decisions though its network of content-rich Web sites that reach tens of millions of unique visitors each month.

* Unique visitor statistics are based on internal traffic logs, which calculate unique IP (Internet protocol) addresses on an unduplicated basis during a given month.

Forward looking statements:

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. There are a number of important factors that could cause Marchex’s actual results to differ materially from those indicated by such forward-looking statements which are described in the “Risk Factors” section of our most recent periodic report and registration statement filed with the SEC.

Marchex Press:

Mark S. Peterson

Vice President of Public Relations

Telephone: 206.331.3344

Email: mark@marchex.com

Marchex Investor Relations:

Trevor Caldwell

Vice President of Investor Relations & Strategic Initiatives

Telephone: 206.331.3600

Email: tcaldwell@marchex.com

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